Exhibit 99.1

Valley
Detroit Diesel
Allison
425 South Hacienda Boulevard, City of Industry, California 91745
(626) 333-1243  FAX (626) 369-7096


FEDERAL EXPRESS
---------------


September 26, 2003


James W. Storey
Chair of the Special Committee of the Board of Directors
Westerbeke Corporation
Three Saddle Ridge Road
Dover, Mass. 02030


RE: New and Increased Offer by Valley Detroit Diesel Allison ("VDDA") to Purchase the Stock of Westerbeke Corporation


Dear Mr. Storey:

      We understand that the special committee of the board of directors of Westerbeke Corporation (the "Special Committee") has again recommended the acceptance of Westerbeke Acquisition Corporation's ("WAC") May 2, 2003 offer of $3.00 per share and is the basis for the September 19, 2003 preliminary proxy filing with the Securities and Exchange Commission ("SEC").

      The appraisal contained in that preliminary proxy filing, and a stated basis for your Special Committee's most recent recommendation, contains poor comparables and is out of date. This appraisal was prepared in April 2003, before Montgomery made its offer at $3.50 per share and before VDDA made the following three proposals: (1) to purchase WTBK's assets at $3.45 per share, (2) to purchase WTBK's assets at $3.60 per share and (3) to purchase the shares of WTBK at $3.70 per share. We respectfully submit that an appraisal that does not consider contemporaneous, unsolicited offers from unrelated and willing buyers for the shares being valued ignores the very definition of fair market value.

      Therefore, it is VDDA's recommendation that the April appraisal filed with the preliminary proxy, and upon which your Special Committee relied, be updated for the reasons referred to above and for the information contained in this proposal. The price contained in WAC's pending offer from May 2, 2003 is approximately $1.5 million below the terms set forth in this new and increased offer by VDDA. The duty of the Special Committee is to recommend the best and fair offer. How will the marketplace, the public, the other shareholders and the SEC interpret a recommendation by the Special Committee calling for the acceptance of an offer that is obviously inferior?



                              Distributor for:
               DETROIT DIESEL CORPORATION   DEUTZ CORPORATION
ELECTRO-MOTIVE & ALLISON TRANSMISSION, DIVISIONS OF GENERAL MOTORS CORPORATION


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Valley

James W. Storey
New and Increased Offer to Purchase Stock of Westerbeke
September 26, 2003
Page 2

      Valley Detroit Diesel Allison ("VDDA or we") is, therefore, proposing to the Special Committee a new offer to purchase at least ninety (90%) percent of the outstanding stock of WTBK, on the terms and conditions set forth in this letter. The terms of the proposal set forth in this letter are conditioned upon the assets and liabilities of WTBK being substantially consistent with the assets and liabilities disclosed on WTBK's third quarter financial statement set forth in the Form 10Q dated as of July 26, 2003. Upon acceptance of our offer by the Special Committee, we would require a reasonable period with which to complete our due diligence review of WTBK's business, assets and liabilities.

      1. VDDA will pay WTBK the sum of $3.75 in cash at closing multiplied by the number of shares of WTBK common stock tendered. As noted, VDDA's obligation to close the transaction would be conditioned on the tender of at least 90% of the outstanding shares.

      2. VDDA's proposed offer is based on the total of WTBK's liabilities being substantially as stated on WTBK's balance sheet, in the approximate amount of $6.5 million (based on WTBK's third quarter 2003 Form 10Q dated as of July 26, 2003).

      3. WTBK would retain through the closing all of the assets on the WTBK balance sheet and all of WTBK's off-balance sheet assets and intangibles, including but not limited to intellectual property, service marks, trademarks, patents, copyrights, as well as any rights, claims and choses in action. The assets will be held at all times by WTBK free and clear of all secured and unsecured debts, mortgages, pledges, liens, charges, security interests, encumbrances and obligations of any kind or nature whatsoever.

      4. WTBK will agree, if so requested by VDDA, to join VDDA in an election under Section 338(h)(10) of the Internal Revenue Code and if necessary any analogous state tax provision.

      5. Our offer is conditioned on the approval of this proposal by the Special Committee and the unanimous approval of WTBK's non-employee members of the board of directors.

      6. Once our proposal receives the approval of the Special Committee and the non-employee directors, VDDA would prepare and file the appropriate filings with the SEC for the purchase of the shares.

      7. We will conduct our due diligence as quickly as possible. We request immediate access to WTBK to obtain (a) interviews with key employees, management and WTBK advisors, (b) an accounting and records due diligence, and (c) customary legal and environmental review.


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Valley

James W. Storey
New and Increased Offer to Purchase Stock of Westerbeke
September 26, 2003
Page 3

      8. We will enter into a standard form non-disclosure agreement in a form acceptable to WTBK's counsel prior to commencing our due diligence review.

      9. The terms of this proposal will not be changed, and is subject to the agreement of the Special Committee and WTBK's non-employee directors to the foregoing terms, the successful completion of our due diligence review and the tender of the requisite number of shares.

      10. We are ready to perform financially and are willing to provide you with substantiation upon request.

      11. Based on the terms outlined in this letter, upon the tender of the requisite number of shares, the parties will proceed to negotiate a mutually satisfactory stock purchase agreement (the "Definitive Agreement"). The Definitive Agreement will contain terms, conditions, representations, warranties, covenants and non-competition provisions customary and appropriate for the type of transaction contemplated.

      12. Between the date of this letter and the closing date of the Definitive Agreement, WTBK will have conducted its business and affairs only in the ordinary and usual course, will not have engaged in any activity or entered into any transaction outside of the ordinary and usual course of business and will not have increased the compensation of any director or officer or of any other employee, contractor or other person or entity. Prior to the Closing Date, WTBK shall preserve and keep intact its business organization, to keep available to WTBK the services of its present employees and contractors, including its officers, and to preserve for VDDA the good will of the contractors, customers, suppliers, creditors
and others having business relations with WTBK.   In particular, WTBK will
not transfer or sell any of its assets other than retail sales in the ordinary course of business.

      13. This letter states VDDA's proposal to the Special Committee and is not itself a tender offer, which is conditioned on the approvals of the Special Committee and WTBK's non-employee directors. This letter does not set forth all of the matters upon which agreement must be reached in order for the proposed transaction to be consummated.

      Our terms, as set forth above, offer several collateral benefits for the WTBK shareholders, including (a) higher net proceeds to the WTBK shareholders, (b) the lowering of costs associated with the acquisition,
(c) the elimination of potential liabilities and (d) improvement of (rather than harming) the defendant's position in the lawsuit arising from the terms of Westerbeke Acquisition Corporation's ("WAC") offer to acquire the shares of WTBK. We believe our offer will result in a substantially greater economic benefit to all of the shareholders of WTBK without exposing them to any higher risk or detriment. In addition we strongly believe that VDDA brings significant resources and collateral benefits to the operations


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Valley

James W. Storey
New and Increased Offer to Purchase Stock of Westerbeke
September 26, 2003
Page 4


of WTBK including its employees. It is VDDA's intent to restore the operations of WTBK to profitability through the utilization of its existing plant.

      The Agreement and Plan of Merger obligates your committee to recommend to the shareholders the "Superior Acquisition Proposal". Our proposal is demonstrably better than the offer from WAC and it will "provide greater value to the Company's stockholders than the transaction contemplated by the Agreement and Plan of Merger." Our proposal provides 25.00% greater value or approximately $1.5 million more than the transaction contemplated by the current Agreement and Plan of Merger.

      We are ready, willing and able to consummate the proposal set forth in this letter. We urge your committee to discharge its duty in good faith to obtain the fair price for WTBK's assets and accept our superior acquisition proposal.

      We would like to afford you a reasonable opportunity to consider our proposal. We therefore will hold this offer open through 3 P.M. (EDT)/12 P.M. (PDT) on Tuesday October 14, 2003 for you to let us know your response to this proposal for VDDA to offer to acquire the stock of WTBK.


                                       Very truly yours,

                                       VALLEY DETROIT DIESEL ALLISON


                                       By: /s/ Michael P. Barnett
                                           --------------------------------
                                               Michael P. Barnett
                                               President

Accepted and Agreed to:

WESTERBEKE CORPORATION


By: _________________________


Date: _______________________


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